Exhibit 99.1

GameStop Pre-Announces First Quarter EPS and Same Store Sales Guidance

GRAPEVINE, Texas--(BUSINESS WIRE)--May 10, 2012--GameStop Corp. (NYSE: GME), the world’s largest multichannel video game retailer, today confirmed its 2012 first quarter and full year earnings guidance.

GameStop is pre-announcing first quarter earnings per share results of $0.54 and same store sales of -12.5%, and reaffirming full year earnings per share guidance of $3.10 to $3.30. The company is outperforming the market in new video game product sales; however, first quarter same store sales results reflect light demand for “AAA” game launches and slower than expected store traffic during the quarter.

GameStop will provide second quarter and full year sales guidance in conjunction with its first quarter earnings release and conference call on Thursday, May 17, 2012.

About GameStop

GameStop Corp. (NYSE: GME), a Fortune 500 and S&P 500 company headquartered in Grapevine, Texas, is the world's largest multichannel video game retailer. GameStop's retail network and family of brands include 6,614 company-operated stores in 15 countries worldwide and online at www.GameStop.com. The network also includes: www.Kongregate.com, a leading browser-based game site; Game Informer(R) magazine, the leading multi-platform video game publication; Spawn Labs, a streaming technology company; and a digital PC game distribution platform available at www.GameStop.com/pc.

General information on GameStop Corp. can be obtained at the company's corporate website. Follow GameStop on Twitter @ www.twitter.com/GameStop and find GameStop on Facebook @ www.facebook.com/GameStop.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for the first quarter and fiscal 2012, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware and accessories; the timing of release of video game titles for current generation consoles; the risks associated with expanded international operations and the integration of acquisitions; the impact of increased competition and changing technology in the video game industry, including browser and mobile games and alternative methods of distribution; and economic, regulatory and other events, including litigation, that could reduce or impact consumer demand or affect the company’s business. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended Jan. 28, 2012 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com.

CONTACT:
Matt Hodges
Vice President,
Public and Investor Relations
GameStop Corp.
817-424-2130